UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

The Spectranetics Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

The Spectranetics Corporation
9965 Federal Drive
Colorado Springs, Colorado 80921
SUPPLEMENT TO THE PROXY STATEMENT
FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 10, 2014
The following information supplements and amends the proxy statement (the “Proxy Statement”) of The Spectranetics Corporation (“we,” “us,” “our,” or the “Company”) furnished to stockholders of the Company in connection with the solicitation of proxies by the Board of Directors (the “Board”) of the Company for the 2014 Annual Meeting of Stockholders (the “Annual Meeting”). This Supplement is being filed with the Securities and Exchange Commission (the “SEC”) and is being made available to stockholders on or about June 3, 2014.
THIS SUPPLEMENT CONTAINS IMPORTANT ADDITIONAL INFORMATION AND SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.
The following supplemental disclosure pertains to Proposal No. 4 in the Proxy Statement that the stockholders of the Company approve an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate”) to increase the number of authorized shares of common stock to 120,000,000 shares and the number of authorized shares of capital stock to 125,000,000 shares. This information is in addition to the information required to be provided to the Company’s stockholders under the applicable proxy disclosure rules.
Supplemental Disclosure Regarding Proposal No. 4
As described in the Proxy Statement, our Board believes that it is desirable to increase the number of authorized shares of our common stock to provide us with adequate flexibility for future growth, strategic planning and general corporate activities.

On June 3, 2014, we issued $230 million aggregate principal amount of 2.625% Convertible Senior Notes due 2034 (the “Notes”) in an underwritten public offering. We are reserving approximately 7.3 million shares (the “Conversion Shares”) of our common stock for issuance upon the conversion of the Notes.
In the Proxy Statement, we explained that, as of March 31, 2014, we had approximately 14.3 million shares of authorized but unissued and unreserved common stock available for issuance. Because of the issuance of the Notes and the reservation of the Conversion Shares, we only have approximately 7.0 million shares of authorized but unissued and unreserved common stock available for issuance. In addition, if our stockholders approve Proposal No. 5 in the Proxy Statement to amend and restate our Amended and Restated 2006 Incentive Award Plan, the number of shares of common stock authorized for issuance under such plan will be increased by 2.9 million shares and the number of shares of our common stock authorized but unissued and unreserved for issuance will be further reduced to approximately 4.1 million shares.
Based on the foregoing, our Board believes that the proposal to amend the Company’s Certificate to increase the number of authorized shares of common stock and capital stock by 60,000,000 shares, as described in Proposal No. 4 in the Proxy Statement, is appropriate and beneficial to us because (i) following the issuance of the Notes, we will have very few authorized but unissued and unreserved shares of common stock and (ii) we will need additional authorized shares of common stock available for a variety of corporate purposes, including acquisitions, public or private offerings of common stock and other corporate financings, stock dividends, stock splits, strategic relationships with corporate partners and other investment opportunities, issuances of stock-based compensation and other corporate purposes that our Board deems advisable.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL NO. 4.